AMENDMENT TO THE DISTRIBUTION AGREEMENT

THIS AMENDMENT dated as of the 1st day of May, 2017 to the Distribution Agreement, dated as of February 19, 2015, as amended (the “Agreement”) is entered into by and between ETF Series Solutions (the “Trust”), a Delaware statutory trust and Quasar Distributors, LLC (the “Distributor”), a Delaware limited liability company.

WHEREAS, the parties to the Agreement desire to amend the Agreement to add the U.S. Global GO GOLD and Precious Metal Miners ETF and U.S. Global Luxury Goods ETF in the manner set forth herein; and

WHEREAS, Article 13 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW THEREFORE, pursuant to Article 13 of the Agreement, the parties hereby amend the Agreement as follows:

Amended Schedule A of the Agreement shall be superseded and replaced in its entirety by Amended Schedule A attached hereto.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

ETF SERIES SOLUTIONS		QUASAR DISTRIBUTORS, LLC

By:	/s/ Michael D. Barolsky	By:	/s/ James R. Schoenike
Name: Michael D. Barolsky		Name: James R. Schoenike
Title: Vice President		Title: President

U.S. Global

SCHEDULE A

List of Funds

Name of Series
U.S. Global Jets ETF
U.S. Global Weiss ETF
U.S. Global GO GOLD and Precious Metal Miners ETF
U.S. Global Luxury Goods ETF

U.S. Global